Exhibit 10.2

        Attn.

KALEYRA SPA

VIA MARCO D’AVIANO 2

20131 MILAN

Milan, 10/03/2021

Loan no. 7803881

We refer to your request for the suspension of the principal portion of the loan instalments for a period of 6 months.

Whereas

•	you have acknowledged that this suspension does not in any case entail any novation effect.

NOW, THEREFORE,

in accordance with the request, the following is understood:

1)    a temporary suspension of the loan repayment schedule for a period of 6 months (starting from 01/02/2021) and therefore from 01/02/2021 until 31/07/2021;

2)    its resumption at the end of the period of suspension starting from the 17th instalment due on 31/10/2021

3)    the consequent extension of the repayment schedule for a period equal to that of the suspension with consequent relief from the time limit with regard to the expired instalments so that the instalments including capital and interest will be due from 01/02/2023 until 31/07/2023 with the same frequency agreed upon in the loan contract;

4)    payment, up to the resumption of the loan repayment schedule, of quarterly instalments consisting of the interest portion only - at the due dates from 01/02/2021 until 31/07/2021; - at the contractually agreed rate;

5)    Failure to comply with the payment of interest-only instalments on the agree due dates constitutes forfeiture of the loan acceleration clause in relation to the extension granted herein;

6)    All other provisions, covenants, conditions and guarantees referred to in the loan contract remain valid, with particular reference to cases of termination and forfeiture of the loan acceleration clause;

7)    The agreement referred to herein relates to ancillary elements of the contract pursuant to Article 1231 of the Italian Civil Code and therefore the parties acknowledge that the extension granted does not in any way constitute a novation of the aforementioned loan;

8)    in the case of the transfer of the receivable deriving from the loan in the context of securitisation transactions or the issuance of guaranteed bank bonds, the transferee company of the receivable arising from the loan is the current beneficiary of the loan guarantee. As part of these transactions, UniCredit S.p.A. carries out the activities of administration, collection and recovery of the receivables relating to the transferred loans;

9)    The borrower acknowledges and accepts that the APR (annual percentage rate) for the loan in question is equal to 3.1082% per annum.

The company acknowledges that the Bank will deliver the updated repayment schedule separately following the renegotiation. This plan must be considered an integral part of this agreement and will replace the one previously attached to the loan contract.

We look forward to hearing from yourselves and from any other guarantors in support of the aforementioned loan.

With best regards,	Unicredit

ANDREA MINNALA’ 10.03.2021 10:08:38 UTC

UniCredit S.p.A.	Fully paid up Share Capital €21,059,536,950.48 - Bank registered with the Register of Banks and Parent Company of the Banking Group UniCredit - Register of Banking Groups code: 02008.1 - ABI code 02008.1 - Tax ID, VAT registration and Milan-Monza-Brianza-Lodi Companies’ Register No. 00348170101 - Member of the Interbank Deposit-Security Fund and the National Guarantee Fund - Tax-stamp duty paid online, as required - Authorisation of Agenzia delle Entrate, Rome 1 Office, No. 143106/07, issued on 21.12.2007
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